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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


           DATE OF REPORT (EARLIEST EVENT REPORTED): NOVEMBER 7, 2007

                               EMRISE CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                1-10346                       77-0226211
(State or other jurisdiction     (Commission                  (I.R.S. Employer
      of incorporation)          file number)                Identification No.)


                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
               (Address of principal executive offices) (Zip code)

                                 (909) 987-9220
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

       On November 7, 2007, EMRISE Corporation (the "Company") entered into a Commitment Letter with Private Equity Management Group, Inc. ("PEM") pursuant to which GVEC Resource IV Inc. ("Lender"), an affiliate of PEM, agreed to provide the Company and certain of its subsidiaries a three year credit facility in the aggregate amount of $23,000,000 (the "Debt Financing"). The terms of the Commitment Letter are discussed immediately below and the expected terms of the Debt Financing are discussed briefly further below. The closing of the Debt Financing is subject to acceptable final documentation and customary closing conditions.

       The Company and its subsidiaries are prohibited, until the termination of the Commitment Letter, from entering into discussions with any other person regarding a competing debt transaction. The Commitment Letter will terminate on December 7, 2007.

       In consideration of the services to be performed by PEM, the Company is to pay PEM an advisory fee equal to 3.75% of the maximum credit amount available under the credit facility. The entire advisory fee was earned upon consummation of the Commitment Letter and is payable at the earlier of the closing of the Debt Financing or the expiration of the Commitment Letter. Additionally, in connection with the Financing, the Company is to issue to the Lender or its assignee a seven year warrant to purchase up to 2,909,091 shares of the Company's common stock at an exercise price of $1.10 per share. The Lender is to receive piggy-back registration rights with respect to the shares of common stock underlying the warrant. The warrants are to be exercisable for cash, except that if there is no effective registration statement registering for resale the shares underlying the warrants available after one year from the date of closing of the Financing, then the warrants may be exercised on a cashless basis. The warrants are to include standard minority investor rights, including but not limited to anti-dilution rights. All fees, including reasonable legal fees, costs and expenses of counsel to the Lender, and all out-of-pocket expenses associated with the transaction, are to be paid by the Company whether or not the Debt Financing is consummated.

       DEBT FINANCING

       A Term Sheet, which is an exhibit to the Commitment Letter, provides the basic expected terms and conditions of the Debt Financing, subject to final documentation. The Debt Financing is anticipated to consist of (i) a one year revolving credit facility for up to $7,000,000 that may be extended for up to three years, (ii) a three year term loan in an outstanding principal amount of $6,000,000 which is to be fully funded at the closing of the Financing; and
(iii) a three year term loan in the amount of $10,000,000 to be used solely for possible acquisitions to be made within 18 months of the closing of the Financing. The Debt Financing is to be used for (i) the financing recapitalization of current outstanding debt, (ii) to finance possible future acquisitions, and (iii) general working capital purposes. The Debt Financing will be secured by a perfected first priority lien on all the assets of the Company and its subsidiaries (subject to customary exceptions). The Debt Financing will be guaranteed by certain of the Company's foreign subsidiaries. It is expected that usual and customary representations, warranties and covenants will be made by the parties to the Debt Financing.

       The interest rate on each of the loans will be variable and will be adjusted monthly based on (i) prime plus 1.25% (currently 9.5%) subject to a minimum rate of 9.5% on the revolving credit facility, (ii) prime plus 4.25%, (currently 12.5%) subject to a minimum rate of 12.5% on the term loans. The term loans require interest only payments in the first year, scheduled principal plus interest payments in years two and three and a final balloon payment at the end of year three. The Debt Financing will also be subject to an unused line fee of
(i) 0.5% per annum, payable monthly, on any unused portion of the revolving credit facility and (ii) 0.5% per annum, payable monthly, on any unused portion of the $10,000,000 term loan.

       The Company issued a press release announcing the Debt Financing on November 8, 2007. The full text of the press release is filed as Exhibit 99.1 to this Report and is incorporated herein by this reference.

       A copy of the Commitment Letter is filed as Exhibit 10.1 to this Report and is incorporated herein by this reference. The description of the Commitment Letter in this Report is qualified in its entirety by the terms of the Commitment Letter.



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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

       (d) Exhibits:

       EXHIBIT NO.        DESCRIPTION
       -----------        -----------

       10.1 Commitment Letter dated November 7, 2007 by and between Emrise Corporation and Private Equity Management Group, Inc.

       99.1   Press Release.



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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           EMRISE CORPORATION


Dated: November 12, 2007                   By: /S/ D. JOHN DONOVAN
                                               ---------------------------------
                                               D. John Donovan, Vice President
                                               of Finance and Administration
                                               (principal financial officer)



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                    INDEX TO EXHIBITS ATTACHED TO THIS REPORT

    EXHIBIT NO.     DESCRIPTION

       10.1 Commitment Letter dated November 7, 2007 by and between Emrise Corporation and Private Equity Management Group, Inc.

       99.1   Press Release